FORM OF

(m)(3)(ii)

May 1, 2013

ING Variable Funds

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:	Reduction in Fee Payable under the ING Variable Funds Shareholder Service and Distribution Plan

Ladies and Gentlemen:

ING Investments Distributor, LLC (“IID”) hereby waives a portion of the distribution fee payable to IID under the ING Variable Funds Shareholder Service and Distribution Plan (the “Plan”) for the funds listed on the attached Schedule A (the “Plan”), in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Plan were 0.15%. By this letter, we agree to waive that fee for the period May 1, 2013 through May 1, 2014.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of ING Variable Funds.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

By:
Michael J. Roland
Executive Vice President

Agreed and Accepted:

ING Variable Funds

By:
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investments Distributor, LLC
Suite 100	Fax: 480-477-2744
Scottsdale, AZ 85258-2034	www.ingfunds.com

SCHEDULE A

Funds

ING Growth and Income Portfolio